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                             EXHIBIT 99.2

                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.

                            POST OFFICE BOX 66
                            29705 453RD AVENUE
                      IRENE, SOUTH DAKOTA 57037-0066

Dear Preferred Stock Holder or Capital Credit Holder:

     It is with great pleasure that I invite you to attend a special meeting of the shareholders of what will become Dakota Telecommunications Group, Inc. ("DTG") to be held in the gymnasium at Irene Public School, 130
E. State Street, Irene, South Dakota, on Monday, July 21, 1997 at 7:30 p.m. This special meeting will commence immediately following a special meeting of the Members of Dakota Cooperative Telecommunications, Inc. (the "Cooperative") at which the Members will consider and vote upon proposal to convert the Cooperative into a South Dakota business corporation, which would be DTG (the "Conversion"). The meeting will only take place if the Cooperative's Members adopt the Conversion.

     If the proposed Conversion is adopted by the Members of the Cooperative and is consummated, (i) each share of common stock of the Cooperative outstanding immediately prior to the effective time of the Conversion would automatically become the right to receive one share of DTG common stock, (ii) each share of preferred stock of the Cooperative outstanding immediately prior to the effective time of the Conversion would automatically become the right to receive 80.8216445 shares of DTG common stock and (iii) each dollar credited on the books of the Cooperative to the capital account of each current and former Member immediately prior to the effective time of the Conversion would be retired in full and automatically become the right to receive 0.2 shares of DTG common stock. The dollar amount that is credited to your capital account and will be converted into shares of stock appears in the upper left hand corner of the label on the enclosed proxy card.

     If the Conversion is consummated, you and the other shareholders of what will be DTG will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Plan of Merger") pursuant to which DTG would be merged with and into Dakota Telecommunications Group (Delaware), Inc., a Delaware corporation which is currently a wholly owned subsidiary of the Cooperative (the "Merger"). If the Merger is approved and consummated, each right to receive a whole share of DTG common stock issuable in the Conversion would automatically become the right to receive one share of DTG Delaware common stock.

     Details of the proposed Conversion and the proposed Merger and other important information appear in the enclosed Prospectus and Proxy/Ballot Statement, which I urge you to read carefully. The Board of Directors of


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operative, on behalf of DTG, has carefully reviewed the terms and conditions of the proposed Merger, believes that it is in the best interests of the shareholders of DTG and recommends that the Merger be approved.

     It is very important that your vote be counted at the special meeting. I therefore urge you to complete the enclosed proxy card promptly and then return it in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise, and you may attend the special meeting and vote in person, even if you have previously returned your proxy card.

     As we have done in the past to encourage people to vote, receipt of your proxy card before or at the special meeting or attendance in person at the special meeting will make you eligible to win a big-screen color television.
The winner will be drawn at random from the names of all Members and holders of Preferred Stock and Capital Credits who return a proxy card or attend the special meeting. If you return your proxy card or attend the special meeting in person, you will be eligible to win regardless of how you vote.

     On behalf of the Board of Directors and management of the Cooperative, I want to thank you for your continuing support.

                                   Sincerely yours,


                                   James H. Jibben
                                   President